SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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HOME LOAN SERVICING SOLUTIONS, LTD.
(Name of registrant as specified in its charter)

The Mangrove Partners Master Fund, Ltd.
The Mangrove Partners Fund, L.P.
Mangrove Partners Fund (Cayman), Ltd.
Mangrove Partners
Mangrove Capital
Nathaniel August
(Name of person(s) filing proxy statement, if other than the registrant)

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The Mangrove Partners Master Fund, Ltd., together with the other participants named herein (collectively, “Mangrove”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Mangrove at the 2015 annual meeting of shareholders (the “Annual Meeting”) of Home Loan Servicing Solutions, Ltd. Mangrove has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

On February 9, 2015, Mangrove issued the following press release:

Mangrove Partners Delivers Letter To Board Of Directors Of Home Loan Servicing Solutions, Ltd. Urging Termination Of HLSS's Relationship With Ocwen Loan Servicing, LLC

Outlines HLSS's Opportunity to Generate Significant Value for Shareholders by Forcing Servicing Transfers Away from Ocwen

Announces Intention to Nominate a Slate of Directors to the HLSS Board for Election at the Company's 2015 Annual Meeting

NEW YORK, Feb. 9, 2015 /PRNewswire/ -- The Mangrove Partners Master Fund, Ltd., a significant shareholder of Home Loan Servicing Solutions, Ltd. (Nasdaq: HLSS), today announced it has delivered a letter to the members of HLSS's Board of Directors.

The full text of the letter follows and has been posted to www.freeHLSS.com:

The Board of Directors
Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands

CC:  Michael Lubin, Corporate Secretary

Dear Members of the Board:

We are writing you in response to your letter dated February 5, 2015 ("Response"). Based on the latest publicly available shareholdings list, The Mangrove Partners Master Fund, Ltd. ("Mangrove Partners") is one of the ten largest shareholders of Home Loan Servicing Solutions, Ltd. ("HLSS" or the "Company"). As we expressed in our February 2, 2015 letter, we believe it is imperative for the Company to exercise its contractual rights to terminate its relationship with Ocwen Loan Servicing, LLC ("Ocwen") without delay. We believe that continuing to expose HLSS to Ocwen-related risks by leaving the Ocwen relationship intact constitutes a dereliction of your duty to the Company and a grave risk to all shareholders. Your Response was inadequate. As a result, it is our intention to nominate a slate of replacement directors for election this year because time is not the Company's friend and you as the Board are showing no signs of taking concrete action to protect shareholders in this serious situation.

We believe that there have been multiple Termination Events under the documents governing HLSS's purchase of Rights to MSRs ("RMSRs") from Ocwen. Pursuant to each sale supplement governing HLSS's purchase of RMSRs from Ocwen, a Termination Event is defined as "the occurrence of any one or more of the following events…(e) Seller [Ocwen] fails to maintain residential primary servicer ratings for subprime loans of at least 'Average' by Standard & Poor's Rating Services…'SQ3' by Moody's Investors Service, Inc ("Moody's")…and 'RPS4+' and 'RSS4+' by Fitch Ratings." A Termination Event therefore occurred on January 29, 2015, when Moody's downgraded Ocwen's servicer quality (SQ) assessments to SQ3- from SQ3 and as a special servicer of residential mortgage loans to SQ3- from SQ3. Another Termination Event occurred on February 4, 2015, when Fitch Ratings downgraded Ocwen's residential primary servicer rating for Subprime product to "RPS4" from "RPS3." Section 6.13 of the sales supplements specifies that "(i)n the case that any Termination Event occurs with respect to any Servicing Agreement… [Ocwen] shall, upon HLSS's written direction to such effect, use commercially reasonable efforts to transfer the Servicing Rights relating to any affected Servicing Agreement to a third party servicer identified by HLSS." Importantly, Section 6.13 of the sales supplements then proceeds to state that "HLSS shall be entitled to receive all proceeds of such transfer" (emphasis added).

We believe that there are compelling reasons why HLSS should immediately begin the process of exercising its rights to direct Ocwen to transfer the servicing rights to one or more different servicers. Most importantly, servicing transfers will isolate HLSS from the risks of an ongoing relationship with Ocwen. A number of these risks were outlined in our prior letter to you. You are no doubt aware that Moody's downgraded HLSS's corporate family rating from Ba3 to B2 on October 21, 2014, citing HLSS's "reliance on Ocwen" as the primary reason for the downgrade. Additionally, we remind you that the California Department of Business Oversight threatened to suspend Ocwen's servicing license multiple times during 2014. It is our belief that HLSS's continued affiliation with Ocwen is an unacceptable risk and contrary to the best interests of the Company and its shareholders. We believe that restructuring HLSS's servicing counterparty relationships would be a significant positive development for the Company in the current operating environment and would be viewed positively by all of the Company's lending relationships. Transferring servicing would give HLSS the opportunity to engage with servicers that have greater servicing stability, better management oversight, stronger relationships with regulators, and higher ratings.

In addition to shielding HLSS shareholders from Ocwen-related risks, we believe that a transfer of the servicing rights will create significant value for HLSS and its shareholders. While our valuation work shows a range of potential values, we believe that a reasonable estimate of the value created by transferring the servicing rights would be between $8 and $13 per share of incremental value to HLSS.  Based on the Company's book value on September 30, 2014, this represents an increase in book value of between 44% and 72%. In addition, we believe the Company's stock is currently trading at a discounted multiple due to the Company's close ties to Ocwen. Once the Company ends its association with Ocwen, we see no reason why the Company would not return to trading at its historic multiple of between 120% and 130% of book value. In a reasonable scenario, this would give shareholders a value of between $31 and $40 per share. We have included our analysis of the value available to HLSS with a servicing transfer in the appendix to this letter.

Although you may be concerned that HLSS's exercise of its rights to force servicing transfers could create further instability at Ocwen, Mangrove Partners believes that Ocwen's cash flows would only be affected after the servicing transfers are completed. Likewise, while the servicing transfers away from Ocwen would likely cause Ocwen to turn loss-making and give rise to multiple covenant breaches in Ocwen's credit facility pursuant to section 6.07(a) and 6.07(b) of the Ocwen Senior Secured Term Loan Facility Agreement dated February 15, 2013, these breaches would occur only after substantially all servicing transfers requested by HLSS had been completed. As such, any ensuing Ocwen default would be irrelevant to HLSS and the Company's remaining exposure to Ocwen would be de minimis.

We urge you to fulfill your fiduciary duty to act in the best interest of the Company by causing the Company to exercise its contractual rights to force a transfer of the servicing rights. In doing so, the Board can and should insulate HLSS from further Ocwen risk and create substantial value for the Company and its shareholders. Your Response's vague reassurances and legal boilerplate did nothing to ease Mangrove Partners' increasing and justified concerns about the direction of the Company. To be clear, we are not looking for you to make selective disclosure to us—we are looking for you to take prudent action to protect the Company and shareholder interests. Accordingly, until such time as the Company announces it has entered into definitive agreements to transfer the servicing rights away from Ocwen pursuant to competitive processes conducted by top-tier advisors, it is our intention to bring new leadership to the Board by nominating a highly qualified slate of directors this week.

Sincerely,

Nathaniel August
President and Portfolio Manager
Mangrove Partners

VALUATION APPENDIX

1. Ocwen profits as servicer on MSRs for which HLSS funds advances.

Ocwen acts as servicer for all of the RMSRs that HLSS owns. We believe that Ocwen earns significant profits from this relationship. Our analysis of the value accruing to Ocwen as servicer for HLSS RMSRs is below and assumes that Ocwen's profitability on agency and non-agency MSR are equal as a percentage of UPB serviced. We note that Ocwen management has indicated that agency servicing is significantly less profitable than non-agency servicing and that Ocwen intends to exit its agency servicing business.

	3 months	9 months
($ in millions)	09/30/14	09/30/14
Total servicing segment revenue	$485	$1,527
Total segment operating expenses (ex. interest)	(314)	(920)
Servicing segment income from operations	$171	$607
Add: MSR fair value adjustment	9	51
Add: Transaction and transition expenses	8	40
Add: Segment legal & regulatory charges	20	22
Less: Mangrove Partners est. overhead allocation	(10)	(30)
Normalized servicing income from operations	$198	$689

Less: Servicing fees remitted to HLSS	($94)	($287)
Less: Other match funded liability interest	(15)	(47)
OCN servicing earnings after advance financing costs	$90	$355
OCN annualized servicing earnings ("EBIT")	359	473

OCN total MSR UPB at quarter end	$411,280	$411,280
HLSS RMSR UPB at quarter end	165,524	165,524
HLSS UPB as % OCN UPB	40.2%	40.2%

OCN annualized EBIT attributable to HLSS UPB	$145	$190
Valuation multiple	4.00x	4.00x
Value of OCN EBIT from HLSS UPB	$578	$762
% of HLSS UPB serviced by OCN	0.349%	0.460%

HLSS shares outstanding (in millions)	71	71
Value of OCN servicing per HLSS share	$8.14	$10.73

In a servicing transfer, we believe that the earnings Ocwen currently generates from the MSRs that HLSS has the right to transfer would be worth over $8 in incremental value per HLSS share.  We have benchmarked our valuation against what HLSS has indicated it believes Ocwen earns on this relationship. On June 11, 2013, HLSS indicated in a lender presentation that Ocwen earns a contribution profit of 36 bps of UPB as servicer on HLSS RMSRs. As shown below, this suggests that our valuation of Ocwen's servicing relationship with HLSS is less than 1x its contribution profit to Ocwen in our low case. We believe this reflects the conservatism embedded in our valuation.

($ in millions)
Ocwen subservicing fee % of UPB	0.230%
Add: Ancillary fees % UPB	0.180%
Less: Incremental expenses % UPB	(0.050%)
Contribution of Ocwen subservicing % UPB	0.360%

September 30, 2014 HLSS RMSR UPB	$165,524
Implied contribution margin to Ocwen	596

2. Clean up call rights.

On a December 22, 2014 conference call, Ocwen stated that it owns call rights: "(A)s the servicer of almost $200 billion of UPB of private label mortgages…we estimate that we will execute approximately $5 billion of calls over the next two years and they could be worth two to three points of profit to [Ocwen]." Since these clean up call rights belong to the servicer of the private label mortgages, their value should accrue to HLSS as part of the price it receives in a transfer of the MSRs.

($ millions)	Amount
Ocwen non-agency servicing UPB at 9/30	$171,998
HLSS RMSR UPB at 9/30	165,524
HLSS UPB % OCN UPB	96.2%

Ocwen serviced in-the-money clean up call UPB	$5,000
% that HLSS is entitled to	96.2%
UPB that HLSS is entitled to	$4,812

HLSS clean up call profit - Low %	2.0%
HLSS clean up call profit - Low $	$96
Value of clean-up call rights per HLSS share – Low	$1.36

HLSS clean up call profit - High %	3.0%
HLSS clean up call profit - High $	$144
Value of clean-up call rights per HLSS share – High	$2.03

Based on the guidance given by Ocwen's management, it is Mangrove Partners' opinion that the clean up call rights to which HLSS is entitled could be worth at least $1-2 per share, taking into consideration only those clean up call rights that were in-the-money as of December 2014.

3. Altisource Portfolio Solutions, S.A. ("ASPS") profits from Ocwen's non-agency portfolio.

In January 2015, ASPS provided estimates of potential Technology and Mortgage Services pre-tax income it expects to generate from Ocwen's existing non-GSE portfolio. We believe that substantially all of this pre-tax income is generated from Ocwen's non-agency portfolio. HLSS owns the RMSRs to over 96% of Ocwen's non-agency servicing portfolio. A third party servicer to which HLSS transfers servicing could derive significant value from performing the services that ASPS is currently performing, and we believe that HLSS could be compensated for this in the sale price of the servicing rights. Our estimate of the value another servicer could realize from the cash flows that ASPS forecast in its recent presentation is presented below.

($ in millions)		2015	2016	2017	2018	2019
Segment pre-tax income ("PTI")		$205	$174	$152	$131	$113
Less: Mangrove Partners est. G&A		(35)	(35)	(35)	(35)	(35)
Adjusted PTI		$170	$139	$117	$96	$78

HLSS UPB % OCN non-GSE UPB		96.2%	96.2%	96.2%	96.2%	96.2%
ASPS PTI attributable to HLSS		$164	$134	$113	$92	$75
Less: Taxes	35.0%	(57)	(47)	(39)	(32)	(26)
Net income - Approximates FCF		$106	$87	$73	$60	$49
Terminal value (4x 2019 Net income)						195
Cash flows for discounting		$106	$87	$73	$60	$244

Discount rate	15.0%
Discounted cash flows		$99	$71	$52	$37	$130
Cumulative discounted cash flows						$388
HLSS shares outstanding at 9/30/14 (in millions)						71
Value per HLSS share						$5.47

Based on ASPS's projections, the cash flows that a buyer of the MSRs could realize may be worth over $5 per HLSS share. Although this value would likely be divided between HLSS and the MSR purchaser, it may also be conservative because it excludes earnings related to mortgage charge-off collection services that would likely be valuable to another servicer.

4. Transaction comparable.

In January 2014, Ocwen agreed to acquire a primarily private label mortgage servicing portfolio from Wells Fargo with total principal balance of $39 billion (the "Wells Fargo Portfolio"). The agreed-upon purchase price was $2.7 billion, including $280 million for the MSR, $115 million for deferred servicing fees, and $2.3 billion for outstanding servicing advances. Although this transaction was not consummated, it serves as a point of reference for the value HLSS could receive in a sale to a third party.

Wells Fargo transaction valuation
($ millions)	Amount
Total UPB to be acquired	$39,000

MSR purchase price	$280
% of UPB to be acquired (deal multiple)	0.718%

Advance for deferred servicing fees	$115
% of UPB to be acquired	0.295%

Outstanding servicing advances	$2,300
% of UPB to be acquired	5.897%

HLSS potential MSR valuation
($ millions)	Amount
HLSS RMSR UPB at 9/30/2014	$165,524
x Wells Fargo deal multiple	0.718%
Implied fair value of MSR assets	$1,188

Less: HLSS RMSR carrying value	(619)
Potential gain to HLSS	$569

÷ HLSS shares outstanding at 9/30/14	71
Value per HLSS share	$8.02

We note that this analysis does not take into account the cost of capital associated with deferred servicing fees that Ocwen agreed to pay up front, nor the difference in servicing advance requirements between the Wells Fargo Portfolio and the RMSRs that HLSS currently owns. Servicing advances as a percentage of HLSS's RMSR UPB stood at 3.685% at September 30, 2014, compared to servicing advances as a percentage of UPB in the Wells Fargo Portfolio of 5.897%. Also, the HLSS portfolio is entirely private label, whereas over 8% of the UPB associated with the Wells Fargo Portfolio was Fannie Mae or Freddie Mac servicing. This suggests that based on a comparable transaction analysis, HLSS's exercise of its right to transfer servicing away from Ocwen could result in a gain to HLSS shareholders well in excess of $8 per share. This gain would represent an increase of approximately 45% to HLSS's September 30, 2014 book value per share.

5. HLSS's RMSRs are valued on its balance sheet using assumptions that are more conservative than realized performance.

A servicing transfer that results in the sale of MSRs that HLSS finances is likely to result in a significant gain to HLSS.

				Actual	Actual
			Wtd.	3 months	9 months
Valuation input	Low	High	Average	09/30/14	09/30/14
Prepayment speeds	12%	28%	18%	10%	10%
Delinquency rates	15%	35%	25%	19%*	19%*
* represents non-performing loans and real estate as a % of total residential assets serviced at 9/30/14

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Mangrove Partners Master Fund, Ltd. ("Mangrove"), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of shareholders of Home Loan Servicing Solutions, Ltd. (the "Company").

MANGROVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Mangrove, The Mangrove Partners Fund, L.P. ("Mangrove LP"), Mangrove Partners Fund (Cayman), Ltd. ("Mangrove Fund Cayman"), Mangrove Partners, Mangrove Capital and Nathaniel August (collectively, the "Participants").

As of the date hereof, Mangrove owned 1,655,719 shares of the Company's Common Stock. As the two controlling shareholders of Mangrove, each of Mangrove LP and Mangrove Fund Cayman may be deemed the beneficial owner of the shares of Common Stock of the Company owned by Mangrove. Mangrove Partners is the investment manager of each of Mangrove, Mangrove LP and Mangrove Fund Cayman. Mangrove Capital is the general partner of Mangrove LP. Mr. August is the Director of each of Mangrove Partners and Mangrove Capital. By virtue of these relationships, each of Mangrove Partners, Mangrove Capital and Mr. August may be deemed to beneficially own the shares of Common Stock of the Company owned by Mangrove.

About Mangrove Partners

Mangrove Partners is a value-oriented investment manager. Its investment objective is to organically compound net worth while minimizing the chances of a permanent loss of capital. Its goal is to generate positive returns from both long and short investments as opposed to employing a relative value or market hedging strategy.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

www.mangrovepartners.com